Exhibit 99.1

Monday, March 27, 2006, 3:15 pm PT

Printronix, Inc., Announces Accelerated Vesting of Remaining Unvested Stock Options

IRVINE, CA., March 27, 2006 -- Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced the immediate vesting of all of the Company’s remaining unvested stock options previously granted under its 1994 Stock Incentive Plan and 2005 Stock Option Plan. As a result of this vesting acceleration, which became effective on March 22, 2006, options to purchase 60,121 shares of Printronix common stock that would otherwise have vested at various times within the next four years became fully vested. The accelerated options have exercise prices ranging from $9.70 to $15.14 per share, a weighted average exercise price of $12.11 per share, and represent 11.4 percent of the Company’s total outstanding stock options.

Printronix elected to take this action to eliminate approximately $51,000 of future compensation expense to be recorded over four years beginning in fiscal year 2007 following the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) (“FAS 123R”). The Company’s Board believes that this action is in the best interest of its stockholders.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the Company to achieve growth in the Asia Pacific market; adverse political and economic events in the Company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the Company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the Company to hold or increase market share with respect to line matrix printers; the ability of the Company to successfully compete against entrenched competition in the thermal printer market; the ability of the Company to adapt to changes in the requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense (the “DOD”) and others; the ability of the Company to attract and to retain key personnel; the ability of the Company’s customers to achieve their sales projections, upon which the Company has in part based its sales and marketing plans; the ability of the Company to retain its customer base and channel; the ability of the Company to compete against alternate technologies for applications in its markets; and the ability of the Company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The Company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix Inc. (NASDAQ: PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The Company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For Company information, see www.printronix.com.

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Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863
George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Investor Contact:	Media Contact:
EVC Group, LLC	WunderMarx, Inc.
Douglas M. Sherk	Cara Good
415 / 896-6818	949 / 860-2434, extension 312
(dsherk@evcgroup.com)	(cara.good@wundermarx.com)
Jennifer Beugelmans
415 / 896-6817
(jbeugelmans@evcgroup.com)